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                                                                  EXHIBIT 99.A


Contact: Allen D. Meadows
         Executive Vice President
         (805) 563-1566


FOR IMMEDIATE RELEASE
---------------------

                  FIDELITY NATIONAL FINANCIAL, INC. ANNOUNCES
            PURCHASE OF $45 MILLION OF ITS LIQUID YIELD OPTION NOTES
                           DUE 2009 FOR $27.2 MILLION


         Irvine, Calif., October 21, 1997 -- Fidelity National Financial, Inc. (NYSE:FNF), one of the nation's leading title insurance underwriters, today announced that it has purchased $45 million principal amount at maturity of its Liquid Yield Option Notes due 2009 ("LYONs") from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in a private transaction for an aggregate purchase price of $27.2 million (or $605 per $1,000 principal amount at maturity of LYONs). The purchase price was paid in the form of 1,152,381 shares of the Company's Common Stock.

        William P. Foley, II, Chairman and Chief Executive Officer stated that "the repurchase of the LYONs will have several beneficial balance sheet effects including increasing shareholder equity by $25.5 million and reducing outstanding indebtedness by approximately $24.3 million."

        An extraordinary non cash loss net of tax of approximately $1.7 million ($.09 per share fully diluted based on third quarter outstanding shares) will be recognized during the fourth quarter ending December 31, 1997.

        Headquartered in Irvine, California, Fidelity National Financial, Inc. is one of the largest national underwriters engaged in the business of issuing title insurance policies and providing other title-related services in 49 states, the District of Columbia, Puerto Rico, the Bahamas and the Virgin Islands through its principal underwriting subsidiaries: Fidelity National Title Insurance Company, Fidelity National Title Insurance Company of New York, Fidelity National Title Insurance Company of Tennessee, Nations Title
Insurance Company, Nations Title Insurance of New York Inc. and National Title Insurance of New York Inc.

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